Exhibit 23.1

We consent to the inclusion in the Registration Statements on Form S-1/A5 of Dewmar International BMC, Inc. (f.k.a. Mirador, Inc.) of our report dated August 2, 2011, with respect to the balance sheet as of June 30, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on September 19, 2009 through June 30, 2010 to be included in this Registration Statements on Form S-1/A5.

/s/ Sam Kan & Company ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
August 15, 2011 ___________________________________
Date